                                  EXHIBIT 99

                      DESCRIPTION OF DIFFERENCES BETWEEN
                     THE LAW OF ONTARIO AND NEW BRUNSWICK

ONTARIO VS. NEW BRUNSWICK

     Upon the issuance of a certificate of continuance under New Brunswick law, the shareholders of GSI Lumonics, became shareholders of a corporation continued under the laws of the province of New Brunswick. Generally Ontario and New Brunswick law provide substantially similar rights to shareholders of a corporation existing under either of those jurisdictions. New Brunswick law contains derivative action, oppression, and dissent and appraisal rights similar to those prescribed by Ontario law. There are, however, differences between Ontario and New Brunswick law which will result in various changes to the rights of shareholders of GSI Lumonics. The following is a summary of the significant differences between Ontario and New Brunswick law insofar as they may be regarded as affecting the rights of shareholders of GSI Lumonics. The following is a summary only and does not purport to be a comprehensive statement of the particulars of the actual statutory provisions to which reference is made.

     Residency and qualifications of Directors. There is no requirement under New Brunswick law that directors be residents or citizens of Canada. Accordingly, following the continuance, GSI Lumonics will not be required to have a majority of directors who are resident Canadians on the board of directors of Luminous, or any committee thereof, as currently required under Ontario law.

     Cumulative Voting. Under New Brunswick law, shareholders have cumulative voting rights in the election of directors. Ontario law permits, but does not require, such cumulative voting rights. Cumulative voting rights permit each shareholder entitled to vote at a meeting of shareholders to cast a number of votes equal to the number of shares held by the shareholder multiplied by that number of directors to be elected. The shareholder is entitled to cast all such votes in favour of one candidate for director or distribute them among the candidates in any manner. The Articles of Continuance, however, provide that, subject to applicable law, the shareholders of GSI Lumonics will not have cumulative voting rights. Such provision has been included in the Articles of Continuance to anticipate any potential future amendment of New Brunswick law, should New Brunswick law be amended to permit articles to provide that such cumulative voting rights will not be available to shareholders of GSI Lumonics subject to New Brunswick law. Shareholders of GSI Lumonics should note, however, that New Brunswick law does not currently contain any such provision permitting articles to provide that such cumulative voting rights will not apply.

     Place of Meetings of Shareholders. Under Ontario law, meetings of shareholders may be held at such place in or outside Ontario as the directors determine, or, in the absence of such determination, at the place where the registered office of GSI Lumonics is located. The by-laws of GSI Lumonics previously permitted the directors to determine the location of shareholders meetings. Under New Brunswick law, there is no mandatory requirement to hold shareholders' meetings within New Brunswick or within Canada. The GSI Lumonics Articles provide that shareholders' meetings may be held at any one or more locations throughout the world, including without limitation, locations specifically identified in such articles.

     Auditors and Financial Statements. GSI Lumonics intends to prepare and deliver quarterly audited annual financial statements in accordance with US GAAP. As described above, GSI Lumonics notwithstanding continuance under New Brunswick law, will continue to be subject to applicable securities laws in Canada and the rules of The Toronto Stock Exchange will provide for comprehensive financial reporting and audit requirements including, for example, preparation and delivery of audited financial statements in accordance with Canadian GAAP and the appointment of an audit committee. Accordingly, the following differences between the Ontario and New Brunswick law will not impact upon the financial statements and audit requirements currently imposed upon GSI Lumonics by such securities laws and stock exchange rules. New Brunswick law does not require GSI Lumonics to appoint an auditor or that financial statements be subject to audit. Further, under New Brunswick law financial statements can be prepared in accordance with generally accepted accounting principles applicable in non-Canadian jurisdictions. Under Ontario law a public company is required to appoint an auditor and to deliver audited financial statements to shareholders and t the Director under the Ontario Act. Such financial statements, under the Ontario Act, are required to be prepared in accordance with standards of the Canadian Institute of chartered Accountants. Further, under Ontario law, GSI Lumonics is required to appoint an audit committee. New Brunswick law does not contain a similar requirement.

     Capital. Under New Brunswick law, share capital may be specified as having a par value or no par value. Under Ontario law, there is no provision for par value shares. However, the GSI Lumonics Articles continue to provide for only non-par value shares.

     Pre-Emptive Rights. Under New Brunswick law, unless otherwise provided in the articles of a corporation, shareholders have pre-emptive rights in respect of the issuance of certain securities of the corporation. However, New Brunswick law provides that a corporation which has its shares listed on a prescribed stock exchange including The Toronto Stock Exchange is not subject to the otherwise applicable pre-emptive rights provisions in the New Brunswick Act. Furthermore, the GSI Lumonics Articles specifically provide that such pre-emptive rights will not be available to shareholders of the corporation. Under Ontario law, the granting of pre-emptive rights is permissive rather than mandatory and, at present, there is no provision in the articles of GSI Lumonics for pre-emptive rights.

     Take-Over Bid Rules.    Ontario law does not prescribe take-over bid rules
and requirements. Applicable securities law, however, contain comprehensive take-over bid rules which stipulate a 20% threshold for their application to an offer to acquire shares. Generally stated, these rules provide that any person or company which offers to acquire shares which result in such person or company holding more than 20% of the outstanding shares of GSI Lumonics, must, with certain exceptions, make an identical offer to all the shareholders of GSI Lumonics. The corresponding percentage under New Brunswick law is 50%; however the 20% threshold under applicable securities laws will continue to apply to GSI Lumonics.

     Financial Assistance. Under New Brunswick law the articles of GSI Lumonics may provide that financial assistance may be given to certain persons and related corporations notwithstanding solvency tests otherwise prescribed in New Brunswick law. The GSI Lumonics Articles do not so provide. Ontario law subjects financial assistance to prescribed solvency tests, which cannot be removed by provision in the articles of GSI Lumonics.

     Shareholder Proposals. New Brunswick law provides that holders of not less than 10% of the voting shares of GSI Lumonics may submit a proposal with respect to the election of directors. Under Ontario law the corresponding threshold is 5%. However, the Articles of Continuance specifically provide that holders of not less than 5% of the voting shares of GSI Lumonics may submit a proposal with respect to the election of directors.

     Mandatory Solicitation of Proxies. As described above, GSI Lumonics, notwithstanding continuance under New Brunswick law will continue to be subject to applicable securities laws and The Toronto Stock Exchange rules which provide for comprehensive mandatory proxy solicitation rules. Accordingly, the following differences between New Brunswick and Ontario law will not impact upon the requirement for the mandatory solicitation of proxies by GSI Lumonics currently imposed upon GSI Lumonics by such securities laws and stock exchange rules. New Brunswick law contains no provisions relating to the mandatory solicitation of proxies. Ontario law provides that, in the event a corporation offers its securities to the public, management must, in respect of any meeting of shareholders, provide a form of proxy together with the giving of notice of such meeting to each shareholder who is entitled at that time to receive notice of the meeting. Under Ontario law, proxies cannot be solicited without the delivery of either a management proxy circular or a dissident's proxy circular.

     Requisition of Meeting by Shareholders. New Brunswick law provides that holders of not less than 10% of the voting shares of GSI Lumonics may require the directors to call a meeting of shareholders. Under Ontario law, the corresponding threshold is 5%. The Articles of Continuance specifically provide that the holders of not less than 10% of the voting shares of GSI Lumonics may require the directors to call a meeting of shareholders.

     Investigations of GSI Lumonics. Under the New Brunswick Act, the holders of not less than 10% of the issued shares of any class of a corporation may apply to the Court for an order requiring that an investigation be made of a corporation or of any affiliated corporation. Under Ontario law, any security holder (which term includes any shareholder), may make such an application.